Exhibit 99.01

WPCS Receives Favorable NASDAQ Listing Determination

EXTON, PA - (Marketwired – July 2, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the “Company”), which specializes in contracting services for communications infrastructure and the development of a Bitcoin trading platform, today announced that on July 1, 2014, the Company received notice from The NASDAQ Stock Market LLC that the NASDAQ Hearing Panel (the “Panel”) has determined to grant the Company’s request for continued listing on The NASDAQ Capital Market, subject to certain conditions, including the solicitation of proxies and the holding of a combined annual meeting for fiscal 2013 and 2014 by September 30, 2014.

As previously disclosed, on May 2, 2014, the NASDAQ Listing Qualifications Staff notified the Company that it did not timely satisfy the annual meeting and proxy solicitation requirements, as set forth in NASDAQ Listing Rules 5620(a) and 5620(b), respectively, and that the Company’s securities were subject to delisting unless the Company timely requested a hearing before the Panel. On June 12, 2014, the Company appeared before the Panel, at which it requested an extension through September 30, 2014 to satisfy the proxy solicitation and annual meeting requirements.

About WPCS International Incorporated:

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com